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                                                                      EXHIBIT 23



                         INDEPENDENT AUDITORS' CONSENT



THE BOARD OF DIRECTORS
VALLEN CORPORATION

We consent to incorporation by reference in the Registration Statements (No. 33-16663 and No. 33-38126) on Form S-8 of Vallen Corporation of our report dated July 17, 1995, relating to the consolidated balance sheets of Vallen Corporation and subsidiaries as of May 31, 1995 and 1994, and the related consolidated statements of earnings, shareholders' equity and cash flows and related schedules for each of the years in the three-year period ended May 31, 1995, which report appears in the May 31, 1995 annual report on Form 10-K of Vallen Corporation.



                                               KPMG PEAT MARWICK LLP



Houston, Texas
August 23, 1995